Exhibit 21.1
Pegasus Solutions, Inc.
List of Subsidiaries as of December 31, 2005
Anasazi Japan KK
Pegasus Business Intelligence LP
Pegasus GP LLC
Pegasus No. 1 LLC
Pegasus Solutions Asia, LLC
Pegasus Solutions Australia Pty Ltd
Pegasus Solutions Companies
Pegasus Solutions, Inc.
Pegasus Solutions GmbH
Pegasus Solutions (Italy) Srl
Pegasus Solutions Limited
Pegasus Solutions Mexico SA de CV
Pegasus Solutions (Singapore) Pte. Ltd.
Pegasus Solutions Spain, SL, Sociedad Unipersonal
PegSol Ltd
PegsTour Limited
Unirez, LP
Utell International do Brasil Turismo Ltda
Utell India Private Ltd
Utell International
French Branch
Japanese Branch
Utell International Colombia Ltda
Utell International Korea Ltd
Utell International (U.K.) Ltd
Argentinean Branch
Portuguese Branch
Spain Branch
South Africa
Taiwan Branch
Utell International (Thailand) Ltd.
Utell Pension Trustees Ltd
Utell Spain, S.L., Sociedad Unipersonal